Exhibit 10.1

GLOBAL BLOOD THERAPEUTICS, INC.
400 EAST JAMIE COURT, SUITE 101
SOUTH SAN FRANCISCO, CA 94080

February 18, 2016

Jeffrey Farrow

Dear Jeff:

Global Blood Therapeutics, Inc. (the “Company”) is pleased to offer you the following terms:

1.Services. You will provide services to the Company as an advisor and then as an employee. As an advisor, you will provide consulting services and strategic advice to the Company on an as needed basis, provided it is understood and agreed that such advisory services will not interfere with your ability to be a full time employee for another company.

2.     Start Dates. You will commence performing Advisory Services on February 22, 2016 (the “Advisory Services Start Date”) and your employment will commence on April 4, 2016 (the “Employment Start Date”).

3.    Position. Effective on the Employment Start Date, you will become employed as Chief Financial Officer, and you will report to Ted Love. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

4.    Cash Compensation. Effective on the Employment Start Date, the Company will pay you a starting salary at the rate of $400,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition to your salary, you will be eligible to participate in the Annual Performance-Based Cash Incentive Award Program which is based on the achievement of Company performance goals and your personal goals to be set with your manager. Your initial bonus benchmark will be 40% of your annual base salary, prorated in the first year based on the Employment Start Date.

5.    Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 120,000 shares of the Company’s Common Stock. The exercise price per share will be determined by the Board of Directors or the Compensation Committee when the option is granted which shall be granted within 7 days of the Advisory Services Start Date. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2015 Stock Option and Incentive Plan (the “Plan”), as described in the Plan and the applicable stock option agreement. You will vest in 25% of the option shares on the first anniversary of the Employment Start Date so long as you have provided continuous services to the Company through that date, and the balance will vest in equal quarterly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.
6.    Change in Control. Beginning on the Employment Start Date, you will be eligible to participate in the Company’s Change in Control Policy as in effect from time to time. In accordance with the policy’s terms, which the Company retains the right to amend, revise, change or end at any time, if your employment is terminated without Cause (as defined in the Plan) or you resign for Good Reason (as defined in the Change in Control Policy) within one year after the closing of a Sale Event (as defined in the Plan), you will receive certain benefits provided that you first execute and not revoke a severance agreement including a general release of claims (“Severance Agreement”). Currently those benefits are:

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(a) full acceleration of vesting of your outstanding equity awards under the Plan (as set forth in the Plan); (b) a lump sum equal to nine months of your then-current base salary; (c) a lump sum equal to your then-current target bonus; and (d) if you are participating in the Company group health plan immediately prior to termination and you elect COBRA, a monthly cash payment for nine months equal to the Company’s monthly premium contribution. This section is not intended to modify the Change in Control Policy and is provided merely as an introductory summary of the policy’s current terms. A copy of the Change in Control Policy will be available from Human Resources upon request after your start date.

7.    Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits.  Should you decide to participate in the Company health benefits program, your coverage will begin the first day of the month following your start date. In addition, you will be entitled to 20 days of paid time off in accordance with the Company’s policy.

8.    Employee Confidentiality and Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Confidentiality and Assignment Agreement, a copy of which is attached hereto as Exhibit A.

9.    Background Check. The Company may conduct a background or reference check (or both). If so, then you agree to cooperate fully in those procedures, and this offer is subject to the Company’s approving the outcome of those checks, in the discretion of the Company.

10.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

11.    Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

12.    Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.
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We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on February 19, 2016. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

If you have any questions, please call me at 650-741-7746.

Very truly yours,

/s/ Matthew Krause

Matthew Krause
Senior Director Human Resources
GLOBAL BLOOD THERAPEUTICS, INC.

I have read and accept this offer:

/s/ Jeff Farrow
Jeffrey Farrow

Dated: 2/19/16

Attachment
Exhibit A: Employee Confidentiality and Assignment Agreement

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